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For information contact: Tom Gelston, Director - Investor Relations (203) 222-5943

TEREX NAMES TOM RIORDAN AS PRESIDENT

AND CHIEF OPERATING OFFICER

WESTPORT, CT, November 13, 2006 -- Terex Corporation (NYSE:TEX) today announced that Tom Riordan will join the Company in the newly created position of President and Chief Operating Officer effective January 1, 2007. Mr. Riordan will be based in Westport, Connecticut and will report directly to Ronald M. DeFeo, who will continue to serve as the Company’s Chairman and Chief Executive Officer.

Mr. Riordan began his career at Borg-Warner Automotive, where he held various manufacturing positions. After leaving Borg-Warner, Mr. Riordan was at J.I. Case, where he held a series of technical engineering, plant management and component manufacturing positions, culminating in a role as Vice President, European Manufacturing. Mr. Riordan later became President of Portland, Oregon based Consolidated Sawmill Machinery International. In 1997, Mr. Riordan joined SPX Corporation, where he held a series of division and segment president assignments leading to his most-current position as Executive Vice President and Chief Operating Officer. Mr. Riordan has a B.S. in Industrial Engineering from Northwestern University and an M.S. in Industrial Administration from Purdue University.

“I am pleased to welcome Tom to this critical leadership role, where he will be my partner in the future success of Terex,” stated Mr. DeFeo. “Tom’s demonstrated leadership ability and experience will help Terex move to its next level of growth and success. I have known Tom for nearly 20 years and followed his career with admiration. He has a strong achievement driven personality, coupled with an excellent management style that people respond to positively. As Chief Operating Officer of SPX, a $4.6 billion diversified global industrial manufacturer with 15,000 employees, Tom also brings very relevant lean operating experience to Terex.”

Terex Corporation is a diversified global manufacturer with 2005 revenue of $6.4 billion. Terex operates in five business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining, and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

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Terex Corporation

500 Post Road East, Suite 320, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com